Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Altria Client Services
Media Relations
(804) 484-8897
Philip Morris USA Reaches Agreement with Nineteen States
to Resolve MSA Payment Adjustment Disputes

RICHMOND, Va. (December 18, 2012) - Philip Morris USA Inc. (PM USA) and other cigarette manufacturers have reached an agreement with nineteen states to resolve long-standing disputes related to the Non-Participating Manufacturer (NPM) adjustment provisions of the Master Settlement Agreement (MSA).
The jurisdictions that have agreed to join are Alabama, Arizona, Arkansas, California, District of Columbia, Georgia, Kansas, Louisiana, Michigan, Nebraska, Nevada, New Hampshire, New Jersey, North Carolina, Puerto Rico, Tennessee, Virginia, West Virginia and Wyoming (collectively, the states).
“This agreement resolves disputes with a large group of states on financial terms that are fair to the parties and in a way that we believe will lead to a better method for resolving these issues in the future,” said Denise Keane, Altria Group, Inc.’s executive vice president and general counsel, speaking on behalf of PM USA. “The agreement includes a mechanism that under certain conditions allows additional states to join, and we hope other states take advantage of that option.”
The agreement includes a release to the joining states of their portion of more than $4 billion from disputed payment accounts. In return, the manufacturers will receive credits against the joining states' portion of future MSA payments. For the joining states, the settlement is net cash positive and also removes the risk of substantial reductions of MSA revenues for the years in dispute, 2003-2012.
Based on current assumptions, PM USA will receive approximately 28% of the credits to the companies that were original participants in the MSA. This percentage mirrors the maximum percentage of NPM adjustments that would be allocated to PM USA if the disputes were arbitrated to conclusion, as the MSA allocates a greater share of recovery to those original participating manufacturers that lost relative market share during the relevant period.

PM USA’s credit is estimated to total approximately $450 million, based on the current roster of states. This estimate is subject to change depending on a variety of factors related to the calculation of the credit. The agreement is also subject to approval by an arbitration panel. Upon final determination of the amount and approval of the arbitration panel, PM USA is expected to record a corresponding increase in its reported pre-tax earnings.
The agreement also puts into place revised and streamlined NPM adjustments for future years.
The NPM adjustment disputes arose out of the MSA, which PM USA and the other leading cigarette manufacturers entered into with 46 states to resolve the states' health care cost recovery litigation against the manufacturers. The MSA imposed significant restrictions on how cigarettes are advertised, marketed and sold in the United States and required participating manufacturers to make annual payments to the states in perpetuity. So far, states participating in the MSA have received more than $85 billion.
The NPM adjustment disputes relate to the state escrow statutes, under which non-participating cigarette manufacturers are required to make escrow payments for volume sold in each MSA state. The MSA allows participating manufacturers to receive downward adjustments in MSA payments if the MSA is a significant factor in market share loss for the participating manufacturers. States that demonstrate that they diligently enforced state escrow statutes during a disputed year can avoid the downward payment adjustment for that year.
PM USA is prepared to continue the current arbitration with states that did not join the agreement.
A more detailed description of the agreement is included in Altria Group, Inc.’s 8-K filed today with the Securities and Exchange Commission.
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